Exhibit 99.3

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Press Release

Titan Terminates Exchange Offer for its 8%

Senior Subordinated Notes Due 2011

SAN DIEGO, CA—September 16, 2003 — The Titan Corporation (NYSE: TTN) announced today that it has terminated its offer to exchange a new series of 8% senior subordinated notes due 2011 that are registered under the Securities Act of 1933 for all of its existing 8% senior subordinated notes due 2011 issued in May 2003 as part of a private placement under Rule 144A. In connection with the proposed merger announced yesterday between Titan and Lockheed Martin Corporation (NYSE:LMT), Titan and Lockheed Martin have agreed that they will commence a consent solicitation and a new offer to exchange, pursuant to which:

•	Titan and Lockheed Martin will commence an offer to exchange the existing notes for a new series of 8% senior subordinated notes due 2011 which shall have substantially identical terms as the existing notes as such notes are amended as provided below, except that the new notes will be registered under the Securities Act and will be guaranteed by Lockheed Martin.

•	The indenture governing the existing notes would be amended (i) so that the proposed merger between Titan and Lockheed Martin will not require a “change of control” offer to be made to the holders of the existing notes, (ii) to eliminate substantially all of the restrictive covenants contained in the indenture and (iii) to release all of the existing subsidiary guarantors of existing notes from their guarantee obligations;

•	The registration rights agreement entered into in connection with the initial issuance of the existing notes would be amended to (i) eliminate the provisions that could cause Titan to pay liquidated damages for certain types of defaults thereunder and (ii) provide that the registration rights agreement would be terminated upon the effectiveness of the new offer to exchange.

The new offer to exchange the existing notes will be contingent upon the consummation of the proposed merger. The new offer to exchange will only be made pursuant to a prospectus, copies of which will be sent to the holders of the notes when the offer is commenced. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, the existing notes or new notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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